Exhibit 4.47

Date March 11,  2013

FIRST SUPPLEMENTAL AGREEMENT

Relating to a unsecured term loan facility of

up to $30,000,000
to

BOX SHIPS INC.
as Borrower

- provided by –

PARAGON SHIPPING INC.
as Lender

THIS FIRST SUPPLEMENTAL AGREEMENT is made on March 11, 2013

BETWEEN

(1)
PARAGON SHIPPING INC.  a corporation incorporated in the Marshall Islands  whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (as "Lender"); and

(2)
BOX SHIPS INC.  a corporation incorporated in the Marshall Islands  whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960  (as "Borrower").

WHEREAS:

(A)
This Agreement is supplemental to a loan agreement dated 27 May 2011 (the "Original Agreement") made between (1) the Borrower as borrower, and (2) the Lender, relating to a unsecured term loan facility of up to Thirty million Dollars ($30,000,000), of which principal amount outstanding as of the date hereof is Thirteen million Dollars ($13,000,000), made available by the Lender to the Borrower upon the terms and conditions set out therein; and

(B)	this Agreement sets out the terms and conditions upon which the Lender agrees, at the request of the Borrower:

a.	to extend the Repayment Date of the facility for one year until April 19, 2014

b.	to amend the clause 6.1

IT IS AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Original Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meaning when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Effective Date" means the date of signing the amendment letter, which for avoidance of doubt was March 11, 2013.

"Installment Dates" means the dates on which coincides with the Interest Period.

1.3	Original Agreement

References in the Original Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original Agreement as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Original Agreement, shall be construed accordingly.

1.4	Construction of certain terms

Clause 1.1 of the Original Agreement shall apply to this agreement (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Agreement.

2	Consent of the Lender

2.1	The Lender agrees with the Borrower:

2.1.1	To amend clause 6.1 of the loan agreement to reflect the amendment letter.

3	Amendments to the Original Agreement

3.1	Amendments to the Original Agreement.

The Original Agreement shall, with effect on and from the Effective Date, be (and it is herby) amended in accordance with the following provisions and the Loan Agreement (as so amended) will continue to be binding upon the Lender and the Borrower in accordance with its terms as so emended:

3.1.1	by deleting the definition of "Margin" in clause 1.1 of the Original Agreement and by inserting in its place the following new definition of "Margin":

"Margin" means:

(A)	From the date of the Original Agreement until the Effective Date, 4 percent per annum;

(B)	From the Effective Date and at all times thereafter; 5 percent per annum;

3.1.2	by deleting the definition of "Repayment Date" in clause 1.1 of the Original Agreement and by inserting in its place the following new definition of "Repayment Date":

"Repayment Date" means 19 April 2014.

3.1.3	by deleting clause 6.1 of the Original Agreement and by inserting in its place the following:

6.1
Scheduled amortization.  The borrower shall repay the amount of the Loan outstanding by four (4) repayment instalments of One million Dollars ($1,000,000), one such instalment to be repaid on each of the Instalment Dates, and a balloon instalment of Nine million Dollars ($9,000,000) due on the Repayment Date.

4	Expenses

4.1	Expenses

The Borrower agrees to pay to the Lender an amendment fee of 0.5% of the current loan outstanding, or for the avoidance of any doubt, Sixty five thousand Dollars ($65,000).

5	LAW AND JURISDICTION

5.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

5.2	Exclusive English jurisdiction. the courts of England shall have exclusive jurisdiction to settle any Dispute.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

THE LENDER	THE BORROWER

PARAGON SHIPPING INC.	BOX SHIPS INC.

/s/ Michael Bodouroglou	/s/ George Skrimizeas
By: Michael Bodouroglou	By: George Skrimizeas

/s/ Robert Perri	/s/ Maria Stefanou
Robert Perri	Maria Stefanou